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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of TC PipeLines GP, Inc., General Partner of TC PipeLines, LP:

We consent to the incorporation by reference in the registration statement on Form S-3 of TC PipeLines, LP, dated March 22, 2007, of our report dated February 27, 2007 with respect to the balance sheets of Northern Border Pipeline Company as of December 31, 2006 and 2005, and the related statements of income, comprehensive income, cash flows, and changes in partners' equity for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, which reports appear in the December 31, 2006 annual report on Form 10-K of TC PipeLines, LP, and to the reference to our firm under the heading "experts" in the prospectus.

/s/  KPMG LLP

Omaha, Nebraska

March 22, 2007

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM